Exhibit 99.1

Semler Reports Record Third Quarter and Year-to-Date 2019 Financial Results

2019 Q3 HIGHLIGHTS compared to the corresponding period of 2018:

•	Revenues were $8,902,000, an increase of 60%
•	Pre-tax income of $3,108,000, an increase of $1,640,000, or 112%, compared to $1,468,000
•	Net income grew to $1.20 per basic share and $0.96 per diluted share, compared to $0.24 per basic share and $0.19 per diluted share
•	Income tax benefit of $4,671,000 primarily due to the release of a tax valuation allowance
•	Cash at September 30, 2019 increased to $8,542,000 from $3,087,000

San Jose, Cal. – October 30, 2019 – Semler Scientific, Inc. (OTCQB: SMLR), an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three and nine months ended September 30, 2019.

“One goal of the company is to provide our customers with the means to help them recognize early vascular problems amenable to preventive healthcare measures,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “We believe our QuantaFlo™ product supplies cost-effective, user-friendly technology to achieve this objective in the primary practice setting.”

FINANCIAL RESULTS

For the quarter ended September 30, 2019, compared to the corresponding period of 2018, Semler Scientific reported:

•	Revenues of $8,902,000, an increase of $3,323,000, or 60%, compared to $5,579,000
•	Cost of revenues of $974,000, an increase of $359,000, or 58%, compared to $615,000. As a percentage of revenues, cost of revenues was 11% in both periods
•	Total operating expenses of $5,791,000, which includes cost of revenues, an increase of $1,758,000, or 44%, compared to $4,033,000
•	Pre-tax income of $3,108,000, an increase of $1,640,000, or 112%, compared to $1,468,000
•	Net income of $7,779,000, or $1.20 per basic share and $0.96 per diluted share, an increase of $6,311,000 compared to $1,468,000, or $0.24 per basic share and $0.19 per diluted share. As a percentage of revenues, net income was 87% compared to 26%
•	Income tax benefit of $4,671,000 primarily due to the release of a tax valuation allowance
•	Cash of $8,542,000, an increase of $5,455,000 compared to $3,087,000

For the nine months ended September 30, 2019, compared to the corresponding period of 2018, Semler Scientific reported:

•	Revenues of $23,616,000, an increase of $8,090,000, or 52%, compared to $15,526,000
•	Cost of revenues of $2,755,000, an increase of $756,000, or 38% compared to $1,999,000. As a percentage of revenues, cost of revenues was 12%, compared to 13%
•	Total operating expenses of $15,956,000, which includes cost of revenues, an increase of $4,323,000, or 37%, compared to $11,633,000
•	Pre-tax income of $7,657,000, an increase of $4,031,000, or 111%, compared to $3,626,000
•	Net income of $12,251,000, or $1.91 per basic share and $1.51 per diluted share, an increase of $8,625,000 compared to $3,626,000, or $0.60 per basic share and $0.48 per diluted share. As a percentage of revenues, net income was 52% compared to 23%
•	Income tax benefit of $4,594,000 primarily due to the release of a tax valuation allowance

THIRD QUARTER 2019 MAJOR ACCOMPLISHMENTS

Among the achievements during the third quarter of 2019 were:

1.	Record quarterly revenue since inception of the company

2.	Eighth consecutive quarter of profitability continuing from the fourth quarter of 2017

3.	Record quarterly net income since inception of the company

The company’s three largest customers comprised 47.0%, 15.7% and 12.4% of quarterly revenues. Revenues from fixed price software license fee arrangements were approximately $5,951,000, variable priced software license revenues were approximately $2,660,000 and equipment sales were $291,000.

Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business for the remainder of 2019 and in 2020. It is the company’s intent to grow revenues at a faster rate than expenses and to remain profitable.

“Our service to the medical community is to assist them in the identification of patients at risk of chronic diseases,” said Dr. Murphy-Chutorian. “This may help them to improve patient outcomes by encouraging healthier lifestyles and providing appropriate preventive care measures to affected patients.”

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the third quarter 2019 as well as provide a business update on the company’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, go to: http://dpregister.com/10135801.

Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler's website at www.semlerscientific.com.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging growth company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific's mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011,and received FDA 510(k) clearance for QuantaFlo™, the next generation version of this product in 2015. QuantaFlo™ is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo™ is used by Semler Scientific's customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding continued profitability and cash generation from operations, the ability to grow revenues faster than expenses and remain profitable, as well as increased spending to support anticipated growth in the business. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, and its ability to continue to control expenses, along with those statements detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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Semler Scientific, Inc.

Condensed Statements of Income

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018

Revenues	$8,902	$5,579	$23,616	$15,526
Operating expenses:
Cost of revenues	974	615	2,755	1,999
Engineering and product development	617	587	1,777	1,443
Sales and marketing	2,345	1,798	6,626	5,283
General and administrative	1,855	1,033	4,798	2,908
Total operating expenses	5,791	4,033	15,956	11,633
Income from operations	3,111	1,546	7,660	3,893
Interest expense	(2)	(1)	-	(57)
Interest expense – related parties	-	(74)	-	(206)
Other expense	(1)	(3)	(3)	(4)
Other expense	(3)	(78)	(3)	(267)
Pre-tax income	3,108	1,468	7,657	3,626
Income tax (benefit) provision	(4,671)	-	(4,594)	-
Net income	$7,779	$1,468	$12,251	$3,626

Net income per share:
Basic	$1.20	$0.24	$1.91	$0.60
Diluted	$0.96	$0.19	$1.51	$0.48

Weighted average number of shares used in computing income per share:
Basic	6,492,501	6,086,489	6,410,588	5,998,460
Diluted	8,108,053	7,927,788	8,121,996	7,611,961

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At September 30,	At December 31,
	2019	2018
	(Unaudited)
Cash	$8,542	$3,284
Other current assets	3,545	2,954
Noncurrent assets	6,770	1,481
Total assets	18,857	7,719

Current liabilities	4,747	3,512
Noncurrent liabilities	8	11
Stockholders' equity	14,102	4,196
Total liabilities and stockholders' equity	$18,857	$7,719